Exhibit 10.3

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the “Agreement”), effective as of November 5, 2024 (the “Effective Date”), is made between Verrica Pharmaceuticals Inc., located at 44 W. Gay St., Suite 400, West Chester, PA 19380 (the “Company”) and John J. Kirby (“Kirby”). Company and Kirby, collectively, are the “Parties”, and each a “Party”.

RECITALS

WHEREAS, the Company desires to appoint Kirby on an interim basis as set forth herein to provide certain services as are normally associated with the position of a Chief Financial Officer (“CFO”) of a publicly traded company and Kirby desires to accept such appointment and provide such services.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1.	Services

A. Kirby will be responsible for the overall leadership of the accounting and finance team within the Company and has primary responsibility for, including but not limited to, ensuring the Company’s timely and cost-effective completion of corporate finance and accounting activities, oversight, strategy, and planning for all treasury, finance, investment banking, and investor activities, and risk management. In consultation with the CEO, Kirby will also lead the development and execution of the Company’s financial strategy and play a key role in developing overall corporate strategy, and engage with investors, bankers, and analysts. Kirby shall also perform such services as are reasonably requested of him from time to time by the Company (collectively, the “Services”).

B. During the Term (as defined below) Kirby shall use his commercially reasonable efforts to perform the Services in a professional and competent manner, devote his full time and attention to the Services, and perform the Services timely and in full compliance with the policies and practices of the Company as well as with all applicable laws, rules, standards and regulations.

C. In performing the Services, Kirby shall report directly to the CEO of the Company.

D. Kirby agrees to keep the CEO and the Board of Directors of the Company (the “Board”) fully informed of his actions in performing the Services under the Agreement.

E. Kirby shall perform his duties under this Agreement in the Company’s office in West Chester, Pennsylvania or such other location as assigned. In addition, the Employee shall make business trips to any places as may be necessary, advisable, or directed for the effective delivery of the Services.

2. Compensation. During the Term of this Agreement, and in consideration for and subject to Kirby’s due and timely performance of the Services hereunder, Company shall pay Kirby the sum of Forty Thousand Dollars ($40,000) per month (the “Service Fee”).

Further during the Term of this Agreement, Company shall provide Kirby with the use of a corporate credit card to be used for reasonable business expenses incurred by Kirby on behalf of the Company. Such card shall be used solely for Company business incurred by Kirby directly in performance of the Services hereunder. Kirby shall use such card in accordance with Company policy and all such expenses incurred with the corporate card shall be supported and presented in accordance with Company policy and procedure. Kirby’s use of the card is at Company’s sole discretion and may be revoked by Company at any time, for any reason.

3. Incentive/Performance Award. Kirby shall receive a Restricted Stock Award for a number of shares of the Company’s common stock equal to $40,500.00 divided by the closing price of the Company’s closing stock on November 6, 2024, the date of grant, as set forth in, and subject to the terms of, the Restricted Stock Unit Grant Notice attached hereto at Exhibit “A”.

4. Confidentiality. During and after the Term of this Agreement, Kirby will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of the Company’s Confidential Information and Kirby will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of the Chief Legal Officer of Company, except that Kirby may disclose Confidential Information to any third party on a need-to-know basis for the purposes of Kirby performing the Services; provided, however, that Kirby, prior to such third party disclosure, obtains from such third party written non-use and non-disclosure obligations at least as protective of Company and the Confidential Information as this Section 4. Kirby may also disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Kirby shall provide prior written notice to Company and seek a protective order, or such similar confidential protection as may be available under applicable law. Kirby agrees that no ownership of Confidential Information is conveyed to Kirby hereunder. Without limiting the foregoing, Kirby shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs or products as those developed under this Agreement for any third party. Kirby agrees that Kirby’s obligations under this Section 4 shall continue after the termination or expiration of this Agreement.

Kirby recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Kirby agrees that at all times during the term of this Agreement and thereafter, Kirby owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

“Confidential Information” means and includes any and all of the information concerning the business and affairs of the Company, and shall include, but is not limited to, all confidential, proprietary or non-public information (including financial information), trade secrets, ideas, concepts, data, data compilations, research, reports, protocols, techniques, methods, processes, plans, strategies, presentations, financial models, spreadsheets, project plans, proposals, know-how, materials and documents in any form or medium (including oral, written, tangible, intangible or electronic), concerning the science, services, business, business opportunities, activities and/or operations of the Company, including without limitation, information pertaining to current and future (a) products, services and research and development activities, including clinical trials and results, (b) intellectual property (including, without limitation, patent applications, inventions, processes, compounds, discoveries, formulae, technology, computer software, databases and documentation), (c) investors, manufacturers, suppliers, vendors, competitors and customers and (d) legal and regulatory activities, communications and approvals.

5.	Ownership

Kirby agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Kirby, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Kirby also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

6.	Representations and Warranties

A. Kirby represents and warrants that Kirby has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement other than those previously disclosed, Kirby’s obligations to the Company under this Agreement, and/or Kirby’s ability to perform the Services. Kirby will not enter into any such conflicting agreement during the term of this Agreement without prior written consent. Kirby will not disclose to the Company, or induce the Company to use, any proprietary information, knowledge or data belonging to any third party.

B. During the Term of this Agreement, Kirby shall make full disclosure to Company of all business opportunities pertaining to Company and its business and shall not appropriate for Kirby’s benefit any business opportunities concerning Company’s business.

C. Kirby shall perform all Services in a professional manner, consistent with applicable standards and Company expectations and in accordance with all applicable laws, rules, or regulations. Kirby shall provide to the Company, upon the Company’s request, work products and other information to enable the Company to verify that Kirby is proceeding in accordance with this Agreement.

D. Kirby is experienced in the Services to be undertaken on behalf of Company and possesses the skills to complete the Services consistent with industry standards and has not been sanctioned or suspended by any governing authority from providing the Services.

E. Kirby certifies that Kirby is not aware of any information relating to Kirby that would damage the business or reputation of the Company, its products or services, or its officers, directors, employees, or shareholders. Kirby shall notify the Company immediately upon discovery of any such information.

F. Kirby represents and warrants, during the Term and after the termination and/or expiration of this Agreement, Kirby shall not as an officer, director, employee, owner, partner, or in any other capacity whatsoever, either directly, indirectly, or through others, use any of the Company’s Confidential Information (as defined in this Agreement) to perform, provide, or attempt to provide or perform, or engage in the development, commercialization, manufacture, marketing, distribution, and/or sale of any product for the treatment of skin diseases that competes with any of Company’s products.

G. Kirby represents and warrants that it is not relying on any statement or representation not contained in this Agreement.

H. Kirby represents and warrants that for a period of one (1) year from the termination or expiration of this Agreement, it shall not, and shall cause anyone acting on its behalf, not to, directly or indirectly, (i) solicit or encourage any person to leave the employment of the Company, or (ii) contact, solicit, divert, any customer, or potential customer, of the Company to discontinue, reduce, or adversely alter the amount of such customer’s business with the Company or to otherwise interfere with the Company’s relationship with such customer.

I. Company represents and warrants that it has appropriate levels of Directors and Officers (D&O) Insurance, with Kirby included as part of the D&O coverage for the entirety of his services to the Company.

7.	Record-Keeping; Return of Company Materials

A. Kirby shall keep adequate records of all Services performed for the Company. Such records shall include any operational documentation pertaining to the Services, including records relevant to any costs, expenses, or payments incurred or made by Kirby on behalf of or reimbursable by the Company, any financial records, procedures, and such other documentation pertaining to Kirby’s performance under this Agreement. During the term of this Agreement, the Company shall have the right to inspect, copy and audit those records identified in this Section 7.A. This right shall include, but not be limited to, the right to inspect, copy and audit any records that may pertain to the representations and warranties in Section 6.

B. Upon the termination of this Agreement, or upon Company’s earlier request, Kirby will immediately deliver to the Company, and will not keep in Service Provider’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property and any reproductions of any of the foregoing items that Kirby may have in Kirby’s possession or control.

8.	Term and Termination

A. Term. The Term of this Agreement will begin on the Effective Date of this Agreement and will continue until May 4, 2025, unless earlier terminated as provided in Section 8.B. below (the “Term”).

B. Termination.

i.

For Cause. The Company or Kirby may terminate this Agreement immediately and without prior notice if Kirby or the Company refuses to or is unable to satisfactorily perform, as determined in the Company’s or Kirby’s sole discretion, the Services or is in breach of any material provision of this Agreement.

ii.	For Convenience. The Company may terminate this Agreement upon thirty (30) days written notice to Kirby.

C. Renewal. Upon mutual agreement, the Parties may renew this Agreement, on the same terms and conditions, for a period not to exceed the initial Term of six (6) months; provided, however, that Kirby shall notify the Company ninety (90) days prior to the end of the initial Term if Kirby does not intend to renew this Agreement.

9.	Independent Contractor Relationship

It is the express intention of the Company and Kirby that Kirby perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute, designate, and/or appoint Kirby as an agent, employee or representative of the Company or entitle Kirby to any Company- sponsored benefits from the Company. Further, and without limiting the generality of the foregoing, Kirby is not authorized to bind the Company to any liability or obligation or to represent to anyone that Kirby has any such authority to do so on behalf of the Company without the express written consent of the CEO. Kirby acknowledges and agrees that Kirby is obligated to report as income all compensation received by Kirby pursuant to this Agreement and that Company has no tax, financial, or other obligations to Kirby except those for Compensation for Services as expressly set forth in Section 2 of this Agreement.

10.	Indemnification

11.	The Company and Kirby shall enter into the Company’s standard form of Indemnification Agreement. Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the Pennsylvania state courts located in Chester County, Pennsylvania and the federal court for the Eastern District of Pennsylvania.

B. Assignability. This Agreement will be binding upon Kirby’s assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement. Kirby may not sell, assign, subcontract or delegate any rights or obligations under this Agreement, by operation of law or otherwise (including by merger, consolidation, reorganization, reincorporation, sale of assets or stock or change of control), and any such attempted assignment, delegation, subcontract or transfer shall be null and void. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement.

C. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach. No payments made by the Company shall constitute an acceptance of satisfactory performance of Kirby’s obligations under this Agreement.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed e-mail, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 11.G.

i.	If to the Company, to:

Christopher G. Hayes, Esquire

Verrica Pharmaceuticals Inc.

44 W. Gay St, Suite 400

West Chester, PA 19380

ii.	If to the Kirby, to:

John Kirby

H. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

J. Injunctive Relief. Kirby understands and agrees that the Company will suffer irreparable harm in the event that Kirby breaches any of Kirby’s obligations hereunder and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Kirby agrees that, in the event of a breach or threatened breach by Kirby of any of the provisions hereunder, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction in order to prevent or to restrain any such breach by Kirby, or by any or all of Kirby’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Kirby, as appropriately adjudicated.

K. If Company discovers at any time that this Agreement contains an error that was caused by a mistake, calculation error, or similar error that misconstrues the spirit and intent of the Company in entering this Agreement, Kirby agrees, upon notice from Company, to re-execute any documents that are necessary to correct any such error(s). Kirby further agrees that Company will not be liable to Kirby for any damages incurred by Kirby that are directly or indirectly caused by any such error(s).

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the Effective Date first written above.

JOHN J. KIRBY:	COMPANY:

VERRICA PHARMACEUTICALS INC.

/s/ John J. Kirby
John J. Kirby
	By:	/s/ Christopher G. Hayes
Christopher G. Hayes
Chief Legal Officer

EXHIBIT “A”

VERRICA PHARMACEUTICALS INC.

RESTRICTED STOCK UNIT GRANT NOTICE

(2018 EQUITY INCENTIVE PLAN)

Verrica Pharmaceuticals Inc. (the “Company”), pursuant to its 2018 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”). The Award is subject to all the terms and conditions set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”), in the Plan, and the Restricted Stock Unit Award Agreement (the “Award Agreement”), both of which are incorporated herein in their entirety. Capitalized terms not defined herein shall have the meanings in the Plan or the Award Agreement. In the event of any conflict between the terms in this Restricted Stock Unit Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.

Participant	John Kirby
Date of Grant	11.06.2024
Number of Restricted Stock Units	[_][1]

Vesting Schedule:	The shares subject to the RSU shall vest on May 4, 2025, subject to the Participant’s Continuous Service (as defined in the Plan) as of such date.

Issuance Schedule:

Subject to any Capitalization Adjustment, one share of Common Stock (or its cash equivalent, at the discretion of the Company) will be issued for each Restricted Stock Unit that vests at the time set forth in the Award Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan. Participant acknowledges and agrees that this Restricted Stock Unit Grant Notice and the Award Agreement may not be modified, amended, or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) equity awards previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement or other written agreement entered into between the Company and Participant specifying the terms that should govern this Award upon the terms and conditions set forth therein. By accepting this Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan and related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

VERRICA PHARMACEUTICALS INC.	PARTICIPANT

Jayson Reiger	John J. Kirby
President & Chief Executive Officer

Dated	Dated

[1]	Number of shares to be equal to $40,500 divided by the closing price of the Company’s common stock on November 6, 2024.

ATTACHMENT I

VERRICA PHARMACEUTICALS INC.

2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), Verrica Pharmaceuticals Inc. (the “Company”) has awarded you (“Participant”) a Restricted Stock Unit Award (the “Award”) pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units/shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1. GRANT OF THE AWARD. This Award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units/shares of Common Stock subject to the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock in connection with the vesting of the Restricted Stock Units, and, to the extent applicable, references in this Agreement and the Grant Notice to Common Stock issuable in connection with your Restricted Stock Units will include the potential issuance of its cash equivalent pursuant to such right. This Award was granted in consideration of your services to the Company.

2. VESTING. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Vesting will cease upon the termination of your Continuous Service and the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Common Stock to be issued in respect of such portion of the Award.

3. NUMBER OF SHARES. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4. SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5. TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

(a) Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order, marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

6. DATE OF ISSUANCE.

(a) The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation set forth in Section 11 of this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). Each issuance date determined by this paragraph is referred to as an “Original Issuance Date”.

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then- effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and

(ii) either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 11 of this Agreement (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original

Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c) The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

7. DIVIDENDS. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8. RESTRICTIVE LEGENDS. The shares of Common Stock issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.

9. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10. AWARD NOT A SERVICE CONTRACT.

(a) Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company and affiliate, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.

11. WITHHOLDING OBLIGATION.

(a) On each vesting date, and on or before the time you receive a distribution of the shares of Common Stock in respect of your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Obligation”).

(b) By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your Restricted Stock Units by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash; (ii) withholding from any compensation otherwise payable to you by the Company; (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued pursuant to Section 6) equal to the amount of such Withholding Obligation; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Withholding Obligation using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Company’s Compensation Committee; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.

(c) In the event the Withholding Obligation arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12. TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

13. UNSECURED OBLIGATION. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14. NOTICES. Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on- line or electronic system established and maintained by the Company or another third party designated by the Company.

15. HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

18. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

19. SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

20. OTHER DOCUMENTS. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

21. AMENDMENT. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

22. COMPLIANCE WITH SECTION 409A OF THE CODE. This Award is intended to be exempt from the application of Section 409A of the Code, including but not limited to by reason of complying with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein shall be interpreted accordingly. Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and determined to be deferred compensation subject to Section 409A of the Code, this Award shall comply with Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. If it is determined that the Award is deferred compensation subject to Section 409A and you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “Separation from Service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your Separation from Service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the Separation from Service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

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This Restricted Stock Unit Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.